EXHIBIT 5.1

August 7, 2024

SunOpta Inc.

7078 Shady Oak Road

Eden Prairie, MN 55344

Dear Sirs:

Re: SunOpta Inc. Form S-8 Registration Statement

We have acted as Canadian counsel for SunOpta Inc. (the "Registrant") in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Registrant under the United States Securities Act of 1933 on August 7, 2024 relating to the registration of 1,026,824 shares of its Common Stock, no par value (collectively, the "Additional Shares"), comprised of:

  144,404 shares of Common Stock that may be issued upon the vesting of restricted stock units (the "Special RSUs") that will vest in accordance with the terms of a Restricted Stock Unit Award Agreement by and between the Registrant and Brian W. Kocher, as an inducement for him accepting employment with the Registrant;
  230,804 shares of Common Stock that may be issued upon the vesting of stock options (the "Special Options") that will vest in accordance with the terms of a Stock Option Award Agreement by and between the Registrant and Brian W. Kocher, as an inducement for him accepting employment with the Registrant;
  577,616 shares of Common Stock that may be issued upon the vesting of performance share units (the "Special PSUs") that will vest in accordance with the terms of a Performance Share Unit Award Agreement by and between the Registrant and Brian W. Kocher, as an inducement for him accepting employment with the Registrant; and
  74,000 shares of Common Stock that may be issued upon the vesting of restricted stock units (the "Matching RSUs") that will vest in accordance with the terms of a Matching Restricted Stock Unit Award Agreement by and between the Registrant and Brian W. Kocher, as an inducement for him accepting employment with the Registrant (together with the Special RSUs, Special Options and Special PSUs, collectively, the "Kocher Inducement Awards").

We have made such examination of the corporate records of the Registrant and applicable laws as we have considered necessary or appropriate in the circumstances. For purposes of certain factual matters relevant to the opinion below, we have relied on a certified copy, dated August 7, 2024 and executed by Jill Barnett, the Chief Administrative Officer, General Counsel and Corporate Secretary of the Corporation, of certain resolutions of the board of directors of the Registrant authorizing the Kocher Inducement Awards.

We are solicitors qualified to practise law only in the Province of Ontario and therefore we express no opinions as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein which are in effect on the date hereof, and we disclaim any obligation or duty to update the opinions expressed below in the event of any change in such laws or any other circumstances after the date hereof.

On the basis of the foregoing we advise you that, in our opinion, when issued and, if applicable, paid for in accordance with the terms of the Kocher Inducement Awards, the Additional Shares will be legally issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof. In rendering the opinion that the Additional Shares will be "fully paid and non-assessable", such opinion indicates that (i) holders of the Additional Shares cannot be required to contribute any further amounts to the Registrant by virtue of his, her or its status as holder of such shares, either in order to complete payment for the Additional Shares, to satisfy claims of creditors or otherwise; and (ii) the issuance of such Additional Shares is not subject to any statutory pre-emptive rights, resale rights, rights of first refusal or similar rights of any shareholder of the Registrant. No opinion is expressed as to the adequacy of any consideration received for such Additional Shares.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm's name in the Registration Statement.

Yours very truly,

/s/ Troy Pocaluyko

Wildeboer Dellelce LLP